RDD Pharma LTD.
31 Habarzel St.
Ramat Hachayal
Tel-Aviv 69710 Israel

January 21, 2020

Innovate Biopharmaceuticals, Inc.
8480 Honeycutt Road, Suite 200
Raleigh, North Carolina, 27615
Attention: Sandeep Laumas, M.D.
Email: sl@innovatebiopharma.com
Dear Dr. Laumas:

This letter agreement confirms the mutual waiver by each of RDD Pharma Ltd. (the “Company”), Innovate Biopharmaceuticals, Inc. (“Innovate”), INNT Merger Sub 1 Ltd. (“Merger Sub”) and OrbiMed Israel Partners, Limited Partnership (the “Shareholder Representative”), of the following provisions set forth in that certain Agreement and Plan of Merger and Reorganization, dated October 6, 2019, as amended December 17, 2019 (the “Agreement”), among the Company, Innovate, Merger Sub and the Shareholder Representative, as follows:

(i)
each of the Company, Innovate, Merger Sub and the Shareholder Representative hereby waive in its entirety the requirement contained in Section 5.11(b) of the Agreement relating to the resignation of Roy Proujansky, M.D., from the Board of Directors of Innovate immediately upon receipt of the Innovate Shareholder Approval;

(ii)
each of the Company, Innovate, Merger Sub and the Shareholder Representative hereby waive in their entirety the requirements set forth in Sections 5.10(d), 5.10(e) and 5.10(f) of the Agreement with respect to the Options Tax Ruling, the Interim Options Tax Ruling and the Withholding Tax Ruling; provided, that such waiver is conditioned upon the due execution and delivery of an agreement by and between Innovate and the Exchange Agent (the “Exchange Agent Agreement”), containing the following terms: (A) all shares of Innovate capital stock held by the Exchange Agent which a holder of Certificates or Book-Entry Shares as of immediately prior to the Effective Time has a right to receive pursuant to the Agreement shall be released from the Exchange Fund and delivered to such holder only upon such holder delivering to the Exchange Agent a Valid Tax Certificate issued by the ITA regarding the exemption from withholding of Israeli Tax from the Merger Consideration payable to such holder under the Agreement, such Valid Tax Certificate to be acceptable to the Exchange Agent in form and substance; (B) until any shares of Innovate capital stock have been delivered to the applicable former holder of Certificates or Book-Entry Shares in accordance with the terms of the Exchange Agent Agreement and the Agreement, such shares shall be held in favor and for the benefit of Innovate (provided that the rights of the former holders of Certificates and Book-Entry Shares under the Agreement will not be diminished as a result thereof); and (C) upon the lapse of twelve (12) months from the Effective Time, any shares of Innovate capital stock which have not been delivered to the applicable former holder of Certificates or Book-Entry Shares in accordance with the terms of the Exchange Agent Agreement and the Agreement due to such holder’s failure to provide the Exchange Agent with a Valid Tax Certificate as referred to in Subsection (A) above, shall be delivered to Innovate in accordance with Section 1.6(d) of the Agreement;

(iii)
each of the Company, Innovate, Merger Sub and the Shareholder Representative hereby waive in their entirety the restrictions set forth in Section 4.4(b) related to (x) the sale, issuance, reservation for issuance, set aside, grant and authorization of additional shares of capital stock of the Company or other rights for shares of capital stock of the Company, (y) amendments to the Company Charter, and (z) the Company’s entering into a Company Material Contract with existing Company Shareholders or other existing holders of the Company’s equity securities; provided, that OrbiMed Israel Partners, Limited Partnership must retain at least 40% of the fully diluted share capital of the Company; For the avoidance of doubt, such waiver will not result in any change in the RDD Fully Diluted Ownership Ratio or otherwise impact the ability of the Company to consummate the transactions contemplated by the Agreement at Closing; and

(iv)
each of the Company, Innovate, Merger Sub and the Shareholder Representative hereby waive any inaccuracy in the representations and warranties set forth in Section 2.2 of the Agreement, and any other representations and warranties related to the outstanding capitalization of the Company included in the Agreement; provided, that OrbiMed Israel Partners, Limited Partnership must retain at least 40% of the fully diluted share capital of the Company; Such representations and warranties will be deemed updated, and Innovate will be able to rely upon, the capitalization information reflected in the Allocation Certificate delivered prior to Closing in the same manner as if such information had been included in the Agreement ab initio.

No party may assert that a condition precedent has not been satisfied for failure to comply with the covenants that the parties have waived pursuant to this side letter agreement. Except as waived hereby for purposes of Closing, all of the conditions precedent to Closing set forth in the Agreement shall remain in full force and effect as set forth therein. Furthermore, except as waived by this letter agreement, the terms and conditions of the Agreement remain in full force and effect. The parties hereto agree to use their commercially reasonable best efforts to cause Innovate to execute and deliver the Exchange Agent Agreement including the provisions described in paragraph (ii) above.

Any terms not defined above shall have the meanings set forth in the Agreement.
Sincerely,

RDD PHARMA LTD.

By: /s/ John Temperato
Name: John Temperato
Title: Chief Executive Officer

Agreed to and accepted:

INNOVATE BIOPHARMACEUTICALS, INC.

By: /s/ Edward J. Sitar
Name: Edward J. Sitar
Title: Chief Financial Officer

INNT MERGER SUB 1 LTD.

By: /s/ Edward J. Sitar
Name: Edward J. Sitar
Title: Authorized Signatory

SHAREHOLDER REPRESENTATIVE:
ORBIMED ISRAEL PARTNERS, LIMITED PARTNERSHIP

/s/ Nissim Darvish
Name: Nissim Darvish
By: OrbiMed Israel Biofund GP, L.P.
Its General Partner

By: OrbiMed Israel GP Limited
Its General Partner

[Signature Page to Side Letter Agreement – Waivers]

Cc:

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza, 38th Floor
New York, NY 10112
Attention: Jeffrey Fessler, Esq.
Email: JFessler@sheppardmullin.com
Agmon & Co. Rosenberg Hocohen & Co.
Electra Tower, 98 Yigal Alon St.,
Tel Aviv 6789141, Israel
Attention: Daniel Sekel, Adv.
Email: Daniel@agmon-law.co.il

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attention: Donald R. Reynolds, Esq.; David P. Creekman, Esq.
Email: Dreynolds@wyrick.com; Dcreekman@wyrick.com

Shibolet Law Firm
4 Berkowitz St.,
Tel Aviv 6423806
Attention: Ofer Ben-Yehuda
Email: O.Ben-Yehuda@shibolet.com